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                                                                    EXHIBIT 99.1



                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 29, 2000

                                     BETWEEN

                       PRODIGY COMMUNICATIONS CORPORATION

                                  AS BORROWER,

                            SBC COMMUNICATIONS INC.,

                                    AS LENDER

























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CREDIT AGREEMENT dated as of December 29, 2000 between Prodigy Communications
Corporation (" Borrower") and SBC Communications Inc.("Lender").

The parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS


      SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

      "Affiliate" means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, has the power to direct the management of such person or otherwise controls or is under common control with the person specified.

      "Applicable Base Rate" or "ABR" means, for any day, a rate per annum equal to the one month LIBOR, as it appears on the Telerate Page 3750, in effect on such day plus 400 basis points. Any change in the ABR due to a change in the LIBOR rate shall be effective from and including the effective date of such change.

      "Availability Period" means the period from and including the Effective Date to, but excluding the earlier of the Termination Date and the date of termination of the Commitments.

      "Borrower Existing Credit Agreement" means the credit agreement between Borrower and Banco Inbursa, S.A.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in San Antonio are authorized or required by law to remain closed.

      "Change in Control" means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Existing Controlling Interests, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; and (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (A) nominated by the board of directors of Borrower nor (B) appointed by directors so nominated.

      "Commitment(s)" means the maximum aggregate amount of Loans available hereunder. The initial aggregate amount of the Lender's Commitments is up to $110,000, 000.



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      "EBITDA" means, with respect to any period, the consolidated net income of a person and its consolidated subsidiaries for such period, determined on a consolidated basis, plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) extraordinary losses, and (e) non-recurring, non-cash charges; provided that if any such non-recurring, non-cash charges result in cash payments in the future, such cash payments shall be deducted from EBITDA in the period when paid.

      "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a plan subject to ERISA (" Plan") (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code ("Code") or
Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, or any of its affiliates treated with Borrower as a single employer ("ERISA Affiliates") of any liability under ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, or any of its ERISA Affiliates from the PBGC, as defined in ERISA, or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, or any of its ERISA Affiliates, of any liability with respect to the withdrawal or partial withdrawal from any Plan or multi-employer Plan; or (g) the receipt by the Borrower, or any of its ERISA Affiliates, of any notice, or the receipt by any multi-employer Plan from the Borrower, or any of its ERISA Affiliates, of any notice, concerning the imposition of withdrawal liability or a determination that a multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of ERISA.

      "Existing Controlling Interests" means each person set forth in Borrower's SEC filings as having beneficial ownership as of [day before Effective Date], 2000 of more than 10% of the outstanding shares of common stock of Borrower and includes any combination of such persons.

      "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, or controller of the Borrower.

      "GAAP" means generally accepted accounting principles in the United
States.

      "Indebtedness" means all obligations of such person for borrowed money, including (a) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (b) all guarantees by such person of Indebtedness of others, (c) all capital lease obligations of such person and (d) all obligations, contingent or otherwise, of such person in respect of bankers' acceptances.

      "Interest Payment Date" means the first business day of each month.



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      "Lien" means, with respect to any asset of a person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

      "Material Adverse Effect" means a material adverse effect on (a) the business, operations or condition (financial or otherwise), of Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lender under this Agreement.

      "Material Subsidiary" means, at any time, any Subsidiary (a) the consolidated total assets of which exceed 5% of the consolidated total assets of Borrower and its consolidated Subsidiaries as of the end of the most recent fiscal quarter of Borrower ended at or prior to such time or (b) the operating income of which exceeds 5% of the operating income of Borrower and its consolidated Subsidiaries for the most recent period of four consecutive fiscal quarters of Borrower at or prior to such time.

      "Permitted Encumbrances" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

            (f) easements, zoning restriction, servitudes, rights-of-way and similar encumbrances on real or immoveable property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.



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      "Related Parties" means a person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

      "Subsidiary" means, with respect to Borrower or any other person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

      "Termination Date" means December 31, 2003.

      "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the Loans and the use of the proceeds thereof.


      SECTION 1.02. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation. The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise
(a) any reference to any agreement, instrument or other document herein shall include any amendments, or other modifications thereto (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any person shall include such person's successors and assigns, and (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

      SECTION 1.03. ACCOUNTING TERMS - GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

                                  ARTICLE II

                                 THE CREDITS

      SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not exceed the total Commitments.

      SECTION 2.02. LOANS AND BORROWINGS. (a) Each loan ("Loan" or "Borrowing") shall be made in accordance with the procedures set forth in
Section 2.03.

      (b) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.



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      SECTION 2.03. REQUESTS FOR REVOLVING BORROWINGS. To request a Loan, the
Chief Financial Officer of the Borrower shall notify the Lender of such request by telephone not later than 12:00 noon, San Antonio, Texas time, at least three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the amount of the requested Borrowing and the date of such Borrowing, which shall be a Business Day. Borrower agrees to designate a single account for deposit of all Loans hereunder and to obtain Lender's consent prior to changing such account. Notwithstanding the above, Borrower shall make only one request for a Loan per month.

      SECTION 2.04. FUNDING OF BORROWINGS. No later than 3 business days after receiving a request for a Loan, The Lender shall wire transfer each Loan in immediately available funds by 5:00 p.m., San Antonio time, to the designated account of the Borrower.

      SECTION 2.05. TERMINATION OF COMMITMENTS. Unless previously terminated, the Commitments shall terminate on the Termination Date.

      SECTION 2.06. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan made by such Lender on the Termination Date.

      (b) The Lender shall maintain in accordance with its usual practice, account(s) evidencing each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (c) The entries made in the account(s) maintained pursuant to paragraph
(b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      (d) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and in a form approved by the Lender.

      SECTION 2.07. PREPAYMENT OF LOANS. (a) The Borrower shall have the right at any time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

      (b) The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, San Antonio time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.



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Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required.

      SECTION 2.08. INTEREST. (a) Loans shall bear interest at the Applicable Base Rate.

      (b) Notwithstanding the foregoing, if any principal of or interest on any Loan hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 300 basis points plus the ABR otherwise applicable to such Loan.

      (c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

      (d) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR shall be determined by the Lender and such determination shall be conclusive absent manifest error.

      SECTION 2.09. TAXES. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made without deduction for any taxes; provided that if the Borrower shall be required to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

      SECTION 2.10. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SETOFFS.
(a) The Borrower shall make each required payment hereunder prior to 12:00 noon, San Antonio time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 175 E. Houston Street, San Antonio, Texas 78205 except that payments pursuant to Section 2.09 shall be made directly to the persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

      (b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.

                                 ARTICLE III



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                        REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lenders that:

      SECTION 3.01. ORGANIZATION, POWERS. The Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

      SECTION 3.02. AUTHORIZATION, ENFORCEABILITY. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

      SECTION 3.03. GOVERNMENTAL APPROVALS, NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Material Subsidiary or any order of any governmental authority, and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Material Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Material Subsidiary, except where such violation or default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.04. FINANCIAL CONDITION, NO MATERIAL ADVERSE CHANGE. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and consolidated statements of income and retained earnings and of cash flows for Borrower as of and for the fiscal year ended 1999, reported on by PricewaterhouseCoopers L.L.P., independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such date and for such periods in accordance with GAAP.

      (b) Since December 31, 1999, there has been no Material Adverse Change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, except as disclosed in interim filings with the SEC.

      SECTION 3.05. PROPERTIES. (a) The Borrower and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property, except where any



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such failure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      (b) The Borrower and each Material Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of Borrower and its Subsidiaries, taken as a whole, and the use thereof by the Borrower and each Material Subsidiary does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.06. LITIGATION. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those matters disclosed in filings with the SEC) or (b) that involve the validity or enforceability of this Agreement or the Transactions.

         SECTION 3.07. COMPLIANCE WITH LAWS. The Borrower and each Material Subsidiary is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.08. INVESTMENT AND HOLDING COMPANY STATUS. The Borrower is not
(a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 nor (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. DISCLOSURE. Neither the Borrower's filings with the SEC on the date filed nor any of the other reports, financial statements, certificates or other information delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

      SECTION 3.11. PARI PASSU RANKING. The obligations of the Borrower under this Agreement rank at least pari passu in priority of payment with all other unsecured Indebtedness of the Borrower.



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                                  ARTICLE IV

                                  CONDITIONS

      SECTION 4.01. EFFECTIVE DATE. The obligations of the Lender to make Loans hereunder shall not become effective until the date ("Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

      (a) The Lender shall have received from the Borrower a counterpart of this Agreement signed on behalf of such party.

      (b) The Lender shall have received a favorable written opinion (dated the Effective Date) of counsel for the Borrower.

      (c) The Lender shall have received such documents and certificates as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Lender.

      (d) The Lender shall have received a balance sheet of Borrower as of November 30, 2000, and a consolidated income statement of Borrower for the period and such balance sheet and income statement shall not be inconsistent with the information and projections previously provided to the Lender.

      (e) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

      (f) Borrower and Lender shall have executed an amended Strategic and Marketing Agreement and all conditions to the effectiveness of such agreement, including unconditional approval by Borrower's Board of Directors, shall have been satisfied or waived by the Lender.

Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., San Antonio, Texas time, on January 19, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

      SECTION 4.02. EACH CREDIT EVENT. The obligation of the Lender to make each individual Loan is subject to the satisfaction of the following conditions:

       (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing.

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      (b) At the time of and immediately after giving effect to such Borrowing, no Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.


                                  ARTICLE V

                            AFFIRMATIVE COVENANTS

      Until the Commitments have expired or been terminated and the principal of and interest on each Loan shall have been paid in full, the Borrower covenants and agrees with the Lender that:

      SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will furnish to the Lender:

       (a) within 120 days after the end of each fiscal year of the Borrower either (i) the reports of the Borrower to the SEC on Form 10-K for such year, or
(ii) if such report of the Borrower shall not be prepared for such year, Borrower's audited consolidated balance sheet and related statements of operations and retained earnings and of cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

      (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower either (i) the reports of the Borrower to the SEC on Form 10-Q for such quarter, or (ii) if such report of the Borrower shall not be prepared for such quarter, Borrower's consolidated balance sheet and related statements of operations and retained earnings and of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

      (c) concurrently with any delivery of financial statements under clause
(a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether an Event of Default has occurred and, if such event has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.05 and 6.06 and (iii) stating

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whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which has had a material effect on the financial reporting of Borrower and its Subsidiaries and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

      (d) concurrently with any delivery of financial statements under clause
(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

      (e) promptly after the same become publicly available, copies of all periodic reports and proxy statements filed by the Borrower or any Material Subsidiary with the SEC, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be; and

      (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Lender may reasonably request.

      SECTION 5.02. NOTICES OF MATERIAL EVENTS. Upon obtaining knowledge thereof, the Borrower will furnish to the Lender prompt written notice of the following:

            (a) the occurrence of any Event of Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

            (d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

      SECTION 5.03. EXISTENCE, CONDUCT OF BUSINESS. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

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      SECTION 5.04. PAYMENT OF TAXES. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

      SECTION 5.05. MAINTENANCE OF INSURANCE. The Borrower will, and will cause each Material Subsidiary to maintain, with financially sound insurance companies, insurance against loss or damage to its property in accordance with good business practice, or at the option of Borrower in lieu of all or any part of such insurance, maintain, or cause each Material Subsidiary to maintain, by means of adequate insurance reserves currently set aside or maintained out of earnings, a system of self-insurance with respect to such properties.

      SECTION 5.06. BOOKS AND RECORDS, INSPECTION RIGHTS. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, during the continuance of an Event of Default, independent accountants, all at such reasonable times and as often as reasonably requested.

      SECTION 5.07. COMPLIANCE WITH LAWS. The Borrower will, and will cause each Material Subsidiary to, comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      SECTION 5.08. USE OF PROCEEDS. The proceeds of the Loans will be used only for general corporate purposes of Borrower and its Subsidiaries.


                                  ARTICLE VI

                              NEGATIVE COVENANTS

      Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

      SECTION 6.01. LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

            (a) Permitted Encumbrances;

            (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (including, without limitation, capital leases); provided that (i) such security interests secure only Indebtedness incurred to acquire, construct or improve such assets and the Indebtedness secured thereby is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

      SECTION 6.02. FUNDAMENTAL CHANGES. The Borrower will not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation. Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the assets of Borrower or such Subsidiary.

      SECTION 6.03. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Affiliate of Borrower, except in the ordinary course of business, at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties. For purposes of this Section 6.03, a Subsidiary shall be deemed not to be an Affiliate of Borrower.

      SECTION 6.04. RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary, except to the extent that such prohibition, restriction or condition, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by applicable law or regulation or by this Agreement or the Borrower Existing Credit Agreement, (ii) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the date hereof (but shall apply to any amendment or modification expanding the scope of any such prohibition, restriction or condition), (iii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of property, assets or a Subsidiary pending such sale, provided such prohibitions, restrictions and conditions apply only to the property, assets or Subsidiary, as the case may be, that is to be sold and such sale is not prohibited hereunder, (iv) clause (a) of the foregoing shall not apply to prohibitions, restrictions and conditions arising pursuant to contractual arrangements (other than arrangements with respect to Indebtedness) relating to specific items of property entered into in the ordinary course of business; provided that (x) such prohibitions, restrictions and conditions apply only to such specific items of property which are subject to such contractual arrangements and (y) the aggregate amount of property subject to such prohibitions, restrictions or conditions shall not exceed 5% of the consolidated total assets of Borrower at any time.


                                 ARTICLE VII
                              EVENTS OF DEFAULT

      If any of the following events ("Events of Default") shall occur:

             (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

            (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 (a) or 5.03 (with respect to the Borrower's existence) or in Article VI;

            (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

            (f) the Borrower or any Subsidiary shall fail to make any payment (after giving effect to any applicable grace period) in respect of the principal or interest due under Borrower Existing Credit Agreement, when and as the same shall become due and payable;

            (g) any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder under the Borrower Existing Credit Agreement or any trustee or agent on its or their behalf to cause such agreement to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

            (k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                 ARTICLE VIII

                                MISCELLANEOUS

       SECTION 8.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to the Borrower, to it at ____________, _______________,
attention of Chief Financial Officer  ( Fax No. (____)_________________);

      (b) if to Lender, to it at 175 East Houston, San Antonio, TX 78205 attention of Vice President and Treasurer (Fax No. (210) 351-___________)

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

      SECTION 8.02. WAIVERS; AMENDMENTS. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement between the Borrower and the Lender.

       SECTION 8.03. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) The Borrower shall promptly pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this

Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans.

      (b) The Borrower shall indemnify the Lender, and each Related Party of the Lender (each an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

      SECTION 8.04. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) The Lender may assign to one or more assignees all or a portion of its right and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) from and after the effective date specified in each assignment and the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment, covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

      The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and this Section shall not apply to any such pledge or assignment..

      SECTION 8.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in other instruments delivered in connection with to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.08, 2.09, 2.10 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

      SECTION 8.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the parties hereto and the Lender shall have received counterparts hereof which, when taken together, bear the signatures of the other party hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      SECTION 8.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

      SECTION 8.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing and the Loans are due and payable, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off any and all credits of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender. The rights of the

Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      SECTION 8.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

      (b) Each party hereto agrees that all claims in respect of any such action or proceeding may be heard and determined in Texas or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement.

      (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      SECTION 8.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

      SECTION 8.12. CONFIDENTIALITY. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent that such confidential Information is directly relevant to the subject matter thereof, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or any prospective assignee of , the Lender, , (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from or on behalf of Borrower or any of its Subsidiaries relating to Borrower, any of its Subsidiaries or any of their respective businesses or assets, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from (or on behalf of) Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                    PRODIGY COMMUNICATIONS CORP.

                                     /s/ Allen Craft
                                    ------------------------------------
                                    Name:  Allen Craft
                                    Title: Chief Financial Officer


                                    SBC COMMUNICATIONS INC.

                                     /s/ Michael Viola
                                    ------------------------------------
                                    Name:  Michael Viola
                                    Title: Vice President and Treasurer